                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement          [_] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement               RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           Union Pacific Corporation
  ---------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                           Union Pacific Corporation
  ---------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               [LOGO OF UNION PACIFIC CORPORATION APPEARS HERE]

DICK DAVIDSON
CHAIRMAN
                                        March 3, 1997

 To the Shareholders:

    I would like to extend greetings to all of you in my first shareholder communication since becoming Chairman and CEO. It is very important to us that we maintain your support of our efforts as we face the challenges ahead.

    Union Pacific grew and prospered during Drew Lewis' ten years at the helm, and I am grateful to be overseeing a strong, well managed operation. Under Drew's leadership, we completed the Southern Pacific merger and became the largest railroad in the country. It is our objective to further increase shareholder value by maximizing the synergies of this merger, enhancing quality of service, and reducing costs through a smooth integration of the Union Pacific and Southern Pacific railroads. Our accomplishments in these areas on behalf of our customers will determine the future value of Union Pacific.

    We hope that many of you will join us for our Annual Meeting of Shareholders at Little America, 500 S. Main Street, Salt Lake City, on April
 18. We look forward to saying hello, telling you about present and future plans for Union Pacific and answering any questions you may have.

                                        Sincerely,

                                        /s/ Dick Davidson

[LOGO OF UNION PACIFIC                                  NOTICE OF ANNUAL MEETING
 CORPORATION APPEARS HERE]                                       OF SHAREHOLDERS

   Martin Tower
   Eighth and Eaton Avenues
   Bethlehem, PA 18018

   To the Shareholders:                                          March 3, 1997

     You are hereby notified that the 1997 Annual Meeting of Shareholders of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 18, 1997 for the following purposes:

     (1) to elect six directors, each to serve for a term of one year;

     (2) to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company; and

   to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 12, 1997 are entitled to notice of and to vote at the Annual Meeting.

     Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the meeting in person.

                                        J. L. SWANTAK
                                        Vice President and Secretary

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

    (The enclosed return envelope requires no postage if mailed in the United
                                    States.)

                           UNION PACIFIC CORPORATION

                                PROXY STATEMENT

        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 1997

                                                                  March 3, 1997

  This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 18, 1997 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 3, 1997.

  The close of business on February 12, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 246,832,608 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

  Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. Unless the shareholder specifies otherwise, the persons named in the enclosed proxy will vote for all of the Board of Directors' nominees for director for whom they are authorized to vote. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

  All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

  The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

SHAREHOLDER PROPOSALS

  Shareholders desiring to submit a proposal for consideration for inclusion in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Shareholders must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 3, 1997.

                         (1) ELECTION OF SIX DIRECTORS

  Unless authority to do so is withheld, the Company's proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the six nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The six nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. Mr. Anschutz has been nominated as a director pursuant to the Anschutz Shareholders Agreement, as described under "Certain Relationships and Related Transactions-Agreement with Anschutz Shareholders".

  As of February 12, 1997 all directors and executive officers as a group beneficially owned 15,649,700 shares of Common Stock, representing 6.34% of the outstanding Common Stock, of which 1,558,881 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days pursuant to stock options. No director or nominee for director other than Mr. Anschutz beneficially owned more than 0.25% of the outstanding Common Stock. Mr. Anschutz beneficially owns 5.35% of the outstanding Common Stock, and, pursuant to the Anschutz Shareholders Agreement, such shares are required to be voted in accordance with the recommendations of the Board of Directors in the election of directors.

  Drew Lewis, formerly Chairman and Chief Executive Officer and a director of the Company, retired from those positions effective January 1, 1997. The Board of Directors wishes to express its appreciation for the ability, foresight and unstinting effort that Mr. Lewis gave in his leadership and direction of the Company through one of the most challenging periods in its history, and to convey to Mr. Lewis its admiration, gratitude and sincere thank you for a job well done!

  Robert W. Roth, who has served as a director since 1972, will, under the Company's retirement policy for directors, retire as a director following this year's Annual Meeting. The Board of Directors acknowledges, with deep appreciation, the significant contributions made by Mr. Roth to the growth and success of the Company during his many years of service, including 11 years as chairman of the Audit Committee, and wishes him every happiness in his future endeavors.

  Due to the spin-off of Union Pacific Resources Group Inc. in October 1996, Jack L. Messman has resigned as a director of the Company. The Board of Directors wishes to express its sincere gratitude for the growth and success of Union Pacific Resources under Mr. Messman's leadership and to wish him well as he guides and directs Resources forward as an independent public company.

  The following tables set forth certain information on the nominees for director and the directors continuing in office, including Common Stock beneficially owned as of February 12, 1997 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts for non-employee directors credited to their Stock Unit Accounts. See "Compensation of Directors" for a discussion of the Stock Unit Grant and Deferred Compensation Plan. These ownership figures indicate the alignment of the named individuals' financial interests with the interests of the Company's shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company's Common Stock.

                                                             EQUITY OWNERSHIP
                                                             ----------------
               NAME AND PRINCIPAL OCCUPATION                  UPC     UPC
                       OR EMPLOYMENT                         UNITS   SHARES
               -----------------------------                 -----   ------
Philip F. Anschutz                                            355  13,198,213(a)
 Chairman of the Board and a director, The Anschutz Corpora-
  tion and Anschutz Company (the corporate parent of The
  Anschutz Corporation), energy, transportation, communica-
  tions and real estate, Denver, Colorado. Director and Vice
  Chairman of the Company since 1996. Age 57.
Spencer F. Eccles                                             804       9,785(b)
 Chairman and Chief Executive Officer, First Security Corpo-
  ration, bank holding company, Salt Lake City, Utah. Direc-
  tor, Anderson Lumber Co., First Security Bank of Utah,
  Zion's Cooperative Mercantile Institution. Director of the
  Company since 1976. Age 62.
William H. Gray, III                                          787       2,031
 President and Chief Executive Officer, United Negro College
  Fund, Inc. (dba The College Fund/UNCF), educational assis-
  tance, Fairfax, Virginia. Director, Chase Manhattan Corp.,
  Electronic Data Systems Corp., MBIA Inc., Prudential In-
  surance Company of America, Rockwell International Corpo-
  ration, Warner-Lambert Company, Westinghouse Electric Cor-
  poration. Director of the Company since 1991. Age 55.
Judith Richards Hope                                          670       4,385
 Senior Partner, Paul, Hastings, Janofsky & Walker, law
  firm, Los Angeles, California, New York, N.Y. and Washing-
  ton, D.C. Director, General Mills, Inc., Zurich Reinsur-
  ance Center Holdings, Inc. Member, The Harvard Corporation
  (The President and Fellows of Harvard College). President,
  International Law Institute. Director of the Company since
  1988. Age 56.
John R. Meyer                                                1,103      8,943
 Professor Emeritus, Harvard University, Cambridge, Massa-
  chusetts. Director, ACNielsen, The Dun & Bradstreet Corpo-
  ration, Rand McNally Co., Inc. Trustee, Mutual Life Insur-
  ance Company of New York. Director of the Company since
  1978. Age 69.

                                                            EQUITY OWNERSHIP
                                                            ----------------
               NAME AND PRINCIPAL OCCUPATION                 UPC      UPC
                       OR EMPLOYMENT                        UNITS    SHARES
               -----------------------------                -----    ------
Richard D. Simmons                                           845        4,544
 Retired President, International Herald Tribune, communi-
  cations, Washington, D.C. Director, J. P. Morgan & Co.,
  Incorporated, Morgan Guaranty Trust Company of New York,
  The Washington Post Company, Yankee Publishing. Director
  of the Company since 1982. Age 62.
---------

(a) See "Security Ownership of Certain Beneficial Owners".

(b) In addition, 44,080 shares of Common Stock are held by trusts of which Mr.
    Eccles is sole trustee or under powers of attorney granted to Mr. Eccles.
---------

                        DIRECTORS CONTINUING IN OFFICE

  The following directors are continuing in office for the respective periods indicated or until their successors are elected.

                                                            EQUITY OWNERSHIP
                                                            ----------------
               NAME AND PRINCIPAL OCCUPATION                 UPC      UPC
                       OR EMPLOYMENT                        UNITS    SHARES
               -----------------------------                -----    ------

Term Expiring in 1998

Robert P. Bauman                                             273        3,785
 Chairman, British Aerospace p.l.c., aircraft and aerospace
  manufacturer, London, England. Director, CIGNA Corpora-
  tion, Morgan Stanley Group Inc., Reuters Holdings p.l.c.
  Director of the Company since 1987. Age 65.
Richard K. Davidson                                           -       616,711(a)
 Chairman, President and Chief Executive Officer of the
  Company and Chairman and Chief Executive Officer of Union
  Pacific Railroad Company, a subsidiary of the Company.
  Director, CALEnergy Company, Inc., The BFGoodrich Compa-
  ny. Director of the Company since 1994. Age 55.

                                                            EQUITY OWNERSHIP
                                                            ----------------
               NAME AND PRINCIPAL OCCUPATION                 UPC      UPC
                       OR EMPLOYMENT                        UNITS    SHARES
               -----------------------------                -----    ------
Elbridge T. Gerry, Jr.                                       1,114      4,672(b)
 Partner, Brown Brothers Harriman & Co., bankers, New York,
  N.Y. Director of the Company since 1986. Age 63.
Richard J. Mahoney                                             959      3,196
 Retired Chairman and Chief Executive Officer, Monsanto
  Company, agricultural, chemical, pharmaceutical and food
  products, manmade fibers and plastics, St. Louis, Missou-
  ri. Distinguished Executive in Residence, Center for the
  Study of American Business, Washington University, St.
  Louis, Missouri. Director, Metropolitan Life Insurance
  Company. Director of the Company since 1991. Age 63.
James D. Robinson, III                                         735      5,385(c)
 Chairman and Chief Executive Officer, RRE Investors, LLC,
  a private venture investment firm, President, J. D. ROB-
  INSON INC., a strategic advisory company, and Chairman,
  Violy, Byorum & Partners, LLC, a financial and strategic
  advisory company specializing in Latin America, New York,
  N.Y. Senior Advisor, Trust Company of the West. Director,
  Bristol-Myers Squibb Company, The Coca-Cola Company, Cam-
  bridge Technology Partners (Massachusetts), Inc., First
  Data Corporation. Director of the Company from 1974 to
  1985 and since 1989. Age 61.

Term Expiring in 1999

Richard B. Cheney                                              273      2,185
 Chairman, President and Chief Executive Officer, Hallibur-
  ton Company, specialized services for the petroleum in-
  dustry, Dallas, Texas. Director, Electronic Data Systems
  Corp., Procter & Gamble Co. Director of the Company since
  1993. Age 56.

                                                            EQUITY OWNERSHIP
                                                            ----------------
               NAME AND PRINCIPAL OCCUPATION                 UPC      UPC
                       OR EMPLOYMENT                        UNITS    SHARES
               -----------------------------                -----    ------
E. Virgil Conway                                             946       17,785
 Chairman and a member of the Board, Metropolitan Transpor-
  tation Authority, public transportation, New York, N.Y.
  Director, Accu-Health, Inc., Centennial Insurance Compa-
  ny, Trism, Inc. Trustee, Atlantic Mutual Insurance Compa-
  ny, Consolidated Edison Company of New York, Inc., HRE
  Properties, Mutual Funds Managed by Phoenix Home Life and
  Phoenix Duff & Phelps. Director of the Company since
  1978. Age 67.
L. White Matthews, III                                          -     447,380(d)
 Executive Vice President-Finance of the Company. Director,
  The Pilot Funds. Member, Financial Accounting Standards
  Advisory Council. Director of the Company since 1994. Age
  51.
Thomas A. Reynolds, Jr.                                      2,355      8,785
 Chairman Emeritus, Winston & Strawn, law firm, Chicago,
  Illinois, New York, N.Y. and Washington, D.C. Director,
  Gannett Co., Inc., Jefferson Smurfit Group. Director of
  the Company since 1989. Age 68.

---------

(a) Includes 458,485 shares of Common Stock subject to presently exercisable stock options and 105,500 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.

(b) Mr. Gerry also has shared voting or investment power with respect to 485,352 shares held in family trusts.

(c) Mrs. James D. Robinson, III, is the beneficial owner of 2,000 shares of Common Stock and Mr. Robinson is co-trustee for a family trust which owns 1,600 shares. Mr. Robinson disclaims beneficial interest in such shares.

(d) Includes 287,010 shares of Common Stock subject to presently exercisable stock options and 104,100 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.
---------

  All directors continuing in office are also members of the Board of Directors of Union Pacific Railroad Company (Union Pacific), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of Union Pacific until their successors are elected.

  Except for the directors listed below, each of the directors named in the preceding tables has held the indicated office or position in his or her principal occupation for at least five years. Each of the directors listed below held the office or position first indicated as of at least five years ago.

  Mr. Philip F. Anschutz also served as President of The Anschutz Corporation and Anschutz Company until December 1996, President and Chief Executive Officer of Southern Pacific Rail Corporation until 1993 and Chairman and a director of Southern Pacific until September 1996. Mr. Robert P. Bauman was Chief Executive of SmithKline Beecham p.l.c. through April 1994 and since such date has been non-executive Chairman of British Aerospace, p.l.c. Mr. Richard
B. Cheney served as Secretary of Defense through January 20, 1993, Senior Fellow, American Enterprise Institute, from 1993 through September 30, 1995 and since October 1, 1995 has served as Chairman, President and Chief Executive Officer of Halliburton Company. Mr. Richard K. Davidson was Chairman and Chief Executive Officer of Union Pacific until August 15, 1995, Chairman of Union Pacific until November 6, 1996 and Chairman and Chief Executive Officer of Union Pacific since such date. Mr. Davidson has also been President of the Company since May 26, 1994, President and Chief Operating Officer of the Company since November 1, 1995 and Chairman, President and Chief Executive Officer of the Company since January 1, 1997. Mr. Richard J. Mahoney was Chairman and Chief Executive Officer of Monsanto Company through March 31, 1995, Chairman of the Executive Committee and a director of Monsanto through March 1996 and since April 1, 1995 has been Distinguished Executive in Residence at Washington University in St. Louis. Mr. L. White Matthews, III, was Senior Vice President-Finance of the Company until April 16, 1992 and since such date has been Executive Vice President-Finance of the Company. Mr. Thomas A. Reynolds, Jr., was Chairman of Winston & Strawn through December 31, 1992 and since such date has been Chairman Emeritus of such firm. Mr. James D. Robinson, III, was Chairman and Chief Executive Officer of American Express Company (diversified travel, financial and information services) through January 25, 1993. Mr. Richard D. Simmons was President of International Herald Tribune through March 31, 1996.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive an annual retainer of $60,000, $6,000 of which is required to be invested in the Stock Unit Account referred to below, plus expenses. In addition, Chairmen of Board Committees receive annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Income Account referred to below, at the election of the director either at any of such times or in the January following retirement from the director's primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 equal annual installments and may be invested, at the option of the director, in either a Fixed Income Account or a Stock Unit Account. The Accounts are unfunded, unsecured obligations of the Company. The Fixed Income Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by six directors during 1996 totaled $150,000.

  Directors who are not employees of the Company receive $10 million of excess liability insurance and have elected to receive $100,000 of term insurance for which the Company paid total premiums of $1,433 for each director in 1996. Directors may also elect to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Retired directors are also eligible to participate in a contributory medical program.

  Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Bauman, Conway, Eccles, Gerry, Gray, Hope, Mahoney, Meyer, Reynolds, Robinson, Roth and Simmons currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Future non-employee directors will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above. The amount of the credit was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. Such credit would be equal to 1,308 Stock Units based on a Company Common Stock price of $65 per share. Current directors will continue to be eligible for the $36,000 annual pension. However, current directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

  As part of its overall program to promote charitable giving, the Company has established the Union Pacific Corporation Board of Directors' Charitable Contribution Plan pursuant to which the Company has purchased $1 million of life insurance on each incumbent director, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company's Foundation may reduce the amount of funding that the Company provides to the Foundation.

  Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, each individual who was a non-employee director on May 28, 1992, has received, and each individual elected as a non-employee director thereafter has received or will receive, an award of 1,200 restricted shares (adjusted to 1,785 shares as a result of the Union Pacific Resources Group Inc. (Resources) spin-off in October 1996) of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. As used above, "retirement" means termination of service as a director of the Company, if (a) the director at the time of termination was ineligible for continued service as a director under the Company's Retirement Policy, or (b) the director had served as a director of the Company for at least three years from the date restricted shares of Common Stock were granted to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of the Company, (ii) due to the fact that continued service as a director would be a violation of law, or
(iii) not due to the voluntary resignation or refusal to stand for reelection by the director.



GOVERNANCE OF THE COMPANY

  In accordance with applicable Utah State law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

  During 1996, the Board of Directors met nine times. None of the directors attended fewer than 75% of the meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 98%.



COMMITTEES OF THE BOARD

Executive Committee

  The current members of the Executive Committee are Elbridge T. Gerry, Jr. (Chairman), Philip F. Anschutz, E. Virgil Conway, Richard K. Davidson, Judith Richards Hope, L. White Matthews, III, John R. Meyer, James D. Robinson, III, Robert W. Roth and Richard D. Simmons.

  The Committee has all the powers of the Board, when the Board is not in session, to direct and manage, in the Company's best interest, all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 1996.

Audit Committee

  The current members of the Audit Committee are Robert W. Roth (Chairman), Richard B. Cheney, Spencer F. Eccles, Elbridge T. Gerry, Jr., Judith Richards Hope, John R. Meyer and Thomas A. Reynolds, Jr.

  The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants to provide oversight to the financial reporting process and internal control structure. The Committee reviews fees and non-audit engagements of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without senior financial management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Committee reviews the administration of the Company's policies concerning business conduct, derivatives, environmental management and use of corporate aircraft as well as officers' travel and business expenses. Each year the Committee recommends to the Board of Directors selection of the firm of independent certified public accountants to audit the accounts and records of the Company and its consolidated subsidiaries. The Committee met three times in 1996.


Finance Committee

  The current members of the Finance Committee are John R. Meyer (Chairman), Philip F. Anschutz, Robert P. Bauman, Richard K. Davidson, Spencer F. Eccles, Elbridge T. Gerry, Jr., William H. Gray, III, Judith Richards Hope and Richard
J. Mahoney.

  The Committee is responsible for oversight of the Company's financial position. The Committee meets regularly with management to review the Company's capital structure, short and long-term financing plans and programs, dividend policies and actions, investor relations activities, insurance programs, tax management and other related matters. The Committee also reviews the investment management of assets held by the Company's pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 1996.

Compensation and Benefits Committee

  The current members of the Compensation and Benefits Committee are E. Virgil Conway (Chairman), Robert P. Bauman, Richard B. Cheney, William H. Gray, III, Richard J. Mahoney, Thomas A. Reynolds, Jr., James D. Robinson, III and Richard D. Simmons.

  The Committee reviews and makes recommendations to the Board of Directors with respect to employee salaries exceeding an amount set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee administers the Company's Executive Incentive and Stock Option and Retention Stock Plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for recommending and reviewing all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company's vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See Pages 23-28 for the Committee's report on 1996 compensation and stock ownership programs. The Committee met four times in 1996.

Corporate Governance and Nominating Committee

  The Corporate Governance and Nominating Committee, with members Robert P. Bauman (Chairman), Philip F. Anschutz, Richard B. Cheney, Elbridge T. Gerry, Jr., and Richard J. Mahoney, was formed in January 1997. The Committee assumed certain responsibilities formerly assigned to the Compensation, Benefits and Nominating Committee with respect to assisting management concerning matters of succession, reviewing and recommending changes in compensation for the Board of Directors, reviewing the qualifications of candidates for the position of director and recommending candidates to the Board of Directors as nominees for director for election at the Annual Meetings of Shareholders or to fill such Board vacancies as may occur during the year.

  The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. The Committee will review current trends and practices in corporate governance and recommend to the Board adoption of programs pertinent to the Company. In this connection the Committee will periodically review the composition and activities of the Board, including but not limited to, committee memberships and Board evaluation, compensation, size, retirement policy and stock ownership. The Committee will also assess and refine on an ongoing basis the process of CEO evaluation and coordinate with the Compensation and Benefits Committee on implementation.

  The Committee will consider director candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 31 of the year preceding the Annual Meeting of Shareholders and include sufficient biographical material to permit an appropriate evaluation. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES

  The Board in January 1996 adopted the guidelines and policies listed below. These guidelines and policies are being published in this Proxy Statement to inform shareholders of the Board's thinking with respect to selected corporate governance issues considered to be of significance to shareholders. The guidelines and policies are not rigid rules and the Board, with the input of the new Corporate Governance and Nominating Committee, will continue to assess the appropriateness and efficacy of these guidelines and policies and it is likely that changes will be implemented from time to time.

  Board Meeting Agendas. The Board formalized an existing guideline permitting the origination by directors and the management of the Company of action items relating to the business and affairs of the Company for the Board agenda and the scheduling of information reports on aspects of parent or subsidiary operations.

  Distribution of Board Materials. The Board adopted a guideline based on current practice recommending that information and material for Board consideration be distributed to directors at least five days in advance of the meeting, with additional time to be provided when the complexity of an issue demands.

  Board Presentations. The Board adopted a guideline encouraging broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

  Board Size. The Board adopted an advisory guideline that the Board take the necessary steps over time to reach a Board size of 12 to 14 members.

  Board Independence. The Board adopted the policy that at least a majority of the Board members be independent directors and that the membership of the Audit Committee and the Compensation and Benefits Committee be made up exclusively of independent directors. The Board adopted as its standard of independence the standard used by the New York Stock Exchange in determining independence of directors on the Audit Committees of listed companies.

  Chief Executive Officer Evaluation. The Board adopted as a guideline the practices of the Compensation and Benefits Committee in evaluating the Chief Executive Officer. These practices include:

  . Set performance criteria and establish a compensation package that contains a high level of at-risk reward;

  . Perform an annual evaluation at a session at which the CEO is not present;

  . Report the results of the evaluation to the full Board as well as all compensation awards and the justification for such awards;

  . Include in the evaluation the CEO's performance in meeting established targets, corporate and operating unit performance, the experience and expertise of the CEO and comparable compensation at comparable companies; and

  . Include in the evaluation the initiation of strategic projects to provide long-term economic benefit to the Company, earnings growth, cost containment initiatives and increase in shareholder value.

  CEO Service on Outside Boards. The Board adopted a guideline that when the CEO is invited to serve on outside boards of directors, the CEO should present the issue to the Board for review and approval.

  New Director Orientation. The Board adopted a guideline that new directors, upon election to the Board, be provided with a comprehensive set of materials on the operations, finances and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical.

  Board Committee Meeting Agendas. The Board adopted existing guidelines for the inclusion of items on Board Committee agendas as developed by the Departments of the Company that administer the area of responsibility charged to each committee, and to permit committee members to suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

  Board Member Compensation. The Board adopted a guideline that non-employee Board members generally be paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, with such retainer to be reviewed periodically by the Compensation and Benefits Committee. Directors' compensation in the future will be the responsibility of the new Corporate Governance and Nominating Committee. The Board included in the guideline its intent that any increases in the retainer generally be paid in common stock equivalents with the goal that 50% of the annual retainer be paid in common stock equivalents.

  Board Member Pensions. The Board adopted a policy to eliminate the non-employee director pension plan for directors who begin service after the adoption of this policy. New directors are to receive a one-time credit to their deferred Union Pacific Stock Unit Accounts after five years of service.

  Board Member Equity Ownership Target. The Board adopted a guideline that Board members should own equity in the Company equal to at least three times the value of the annual retainer, with the goal to be reached within five years of joining the Board.

  Cumulative Voting and the Classified Board. The Board also reviewed the Company's policies concerning the election of directors and approved and recommended that shareholders vote for amendments to the Company's Revised Articles of Incorporation to eliminate cumulative voting in the election of directors and to eliminate the Company's classified Board. These amendments were overwhelmingly approved by the shareholders at the 1996 Annual Meeting and the Company's Revised Articles of Incorporation were amended accordingly.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information known to the Company as of February 12, 1997 regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

       NAMES AND ADDRESSES      NUMBER OF SHARES OF COMMON PERCENT OF
      OF BENEFICIAL OWNERS       STOCK BENEFICIALLY OWNED    CLASS
      --------------------      -------------------------- ----------
   Philip F. Anschutz                   13,198,213(a)        5.35%
   555 17th Street, Suite 2400
   Denver, Colorado 80202
   The Anschutz Corporation             12,879,274           5.22%
   555 17th Street, Suite 2400
   Denver, Colorado 80202

---------
(a) Includes 1,785 shares granted to Mr. Anschutz under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, 12,879,274 shares owned by The Anschutz Corporation and 317,154 shares owned by Anschutz Foundation. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation, and is a director of the Anschutz Foundation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreement with Anschutz Shareholders

  In connection with the Company's acquisition (the Acquisition) of Southern Pacific Rail Corporation (SP or Southern Pacific), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation (TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provides, among other things, that the Company would elect Mr. Anschutz, or another individual selected by TAC and reasonably acceptable to the Board of Directors of the Company (such director being referred to as the Anschutz Designee), as a director of the Company. In accordance with the terms of the Anschutz Shareholders Agreement, Mr. Anschutz was elected to the Board in September 1996. Currently, Mr. Anschutz beneficially owns 5.35% of the Company's outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners".

  Pursuant to the Anschutz Shareholders Agreement, following the initial appointment of the Anschutz Designee as a director, until the seventh anniversary of the Acquisition (subject to earlier termination under certain circumstances), the Company has agreed to include the Anschutz Designee in the Board's slate of nominees for the election of directors at its annual meetings of shareholders and to recommend the election of the Anschutz Designee as a director. In accordance with this Agreement, Mr. Anschutz is included on the Company's slate of nominees for director at the upcoming Annual Meeting of Shareholders. The Company also has agreed to (i) appoint Mr. Anschutz, but not any other Anschutz Designee, as Vice Chairman of the Board of Directors with such duties as shall be assigned by the Board or the Chairman of the Board, and (ii) appoint the Anschutz Designee, subject to certain conditions, as a member of the Executive, Finance and Compensation and Benefits Committees of the Board. However, the Company is not obligated to cause the Anschutz Designee to become a member of the Compensation and Benefits Committee of the Board if, and only for so long as, in the opinion of tax counsel for the Company, the membership of the Anschutz Designee on such Committee would be likely to cause the disallowance of any federal income tax deduction by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.
Section 162(m) requires that all members of a compensation committee qualify as "outside directors" in order for a publicly held company to obtain a deduction for certain performance-based compensation awarded to senior executive officers; the Company believes that Mr. Anschutz, by virtue of his having been an officer of Southern Pacific, would not qualify as an "outside director" under regulations issued under Section 162(m). Accordingly, after consummation of the Acquisition in September 1996, Mr. Anschutz has been appointed Vice Chairman of the Company's Board of Directors and was appointed as a member of the Executive, Finance, and Corporate Governance and Nominating Committees of the Board.

  Under the Anschutz Shareholders Agreement, the Anschutz Designee, at the request of the Company, is required to resign from the Board upon certain occurrences, including if the Anschutz Shareholders and their affiliates cease to own at least 4% (or under certain circumstances 3%) of the total outstanding securities of the Company entitled to vote in the election of directors (Voting Securities).

  The Anschutz Shareholders Agreement provides for certain "standstill" limitations on the Anschutz Shareholders until the seventh anniversary of the Acquisition (subject to earlier termination under certain circumstances and certain exceptions) with respect to, among other things: the acquisition of Voting Securities; the solicitation of proxies with respect to Voting Securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; seeking to control or influence the management, Board or policies of the Company; and the disposition of Voting Securities. In addition, during such "standstill" period, the Anschutz Shareholders have agreed to vote all shares of the Company's Common Stock which they are entitled to vote in accordance with the recommendation of the Company's Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders may vote their shares in their discretion.

Transactions Involving Anschutz Shareholders and Affiliates

  TAC and Southern Pacific Transportation Company (SPTC) are parties to an agreement dated as of November 1, 1988, as amended, requiring TAC to provide management services with respect to SPTC's various mineral interests, including oil and gas, hard minerals and water rights. The total amount paid or accrued for 1996 with respect to this contract was $579,373.

  SPTC and Anschutz Marketing and Transportation Company (AMT), an affiliate of TAC, were parties to a 1990 agreement under which AMT conducted locomotive fuel price hedging activities on behalf of SPTC pursuant to which AMT was paid $300,000 in 1996. This agreement was terminated by Union Pacific effective as of December 31, 1996, for a fee of $150,000.

  In January 1991, SPTC entered into a contract with AMT whereby AMT handles the procurement of diesel fuel supplies, primarily from outside suppliers, for Southern Pacific for a fee of $10,000 per month. If AMT's services result in savings to Southern Pacific (based upon SP's historical costs as compared to published indices), AMT receives a portion of those savings. The total amount paid to or accrued to AMT under this contract in 1996 was $2,660,020. In addition, AMT sold diesel fuel to SP in 1996 for a total of approximately $1,430,000. This contract expires in January 1999, but SPTC has the right to terminate prior to the end of the term upon payment of an early termination fee of

$450,000. Union Pacific intends to take over the SP fueling responsibilities effective May 1, 1997 and will accordingly exercise its right to terminate this contract with AMT.

  Southern Pacific entered into an arrangement with AMT in 1994 under which AMT performs the inventory control function at SP's fixed fueling facilities. Charges for these services are determined on a cents per gallon of throughput basis. The total amount paid or accrued by Southern Pacific under this arrangement in 1996 was $769,332. Union Pacific has canceled this contract effective April 1, 1997.

  SPTC and Equus Farms, Inc., a subsidiary of TAC, are parties to a Hunting and Use Agreement dated June 1, 1996, under which Equus provides to SPTC certain hunting lands and facilities located in Weld County, Colorado, for an annual fee of $120,000 plus expense reimbursement. The amount paid or accrued under this agreement during 1996 was $148,454. This agreement has been terminated by the Company effective March 31, 1997.

  Prior to the Acquisition, Southern Pacific paid or accrued (a) to TAC $237,210 for aircraft service and equipment, and (b) to ANSCO Investment Company (ANSCO), a TAC subsidiary, $141,558 for arranging and coordinating the use of SP railcars in film projects, and $137,066 for use of ANSCO owned railcars. The Company does not anticipate further use of such services and equipment under these arrangements.

  Effective January 4, 1996, ANSCO entered into an agreement with Southern Pacific's railroad subsidiaries, which agreement amended and restated pre-existing agreements between the parties, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the SP rail system. Compensation paid or accrued to Southern Pacific under this agreement during 1996 totaled $494,133.

  Pacific Pipeline System, Inc., an indirect wholly-owned subsidiary of Anschutz Company, proposes to construct and own a crude oil pipeline on a portion of SPTC's right-of-way between Santa Clarita and Los Angeles/Long Beach, California. SPTC entered into an easement agreement with Pacific Pipeline which would provide compensation to SPTC at market rates for the use of its right-of-way. Effective as of June 28, 1996, SPTC renegotiated the easement agreement to revise the alignment of the original easement and restructure the rental rate. The rental payments are expected to begin in 1997 upon commencement of construction at an annual rate of $4,080,000. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. This opinion was reaffirmed at the time of the amendment in June 1996.

  During 1996, Southern Pacific purchased video conferencing services and leased fiber optic circuits for its communications network from Qwest Communications Corporation (QWEST), an affiliate of TAC. The total amount paid or accrued for these services in 1996 was $1,830,400. SP billed QWEST $3,116,870 in 1996 for easement rentals, the sale of twelve freight cars and reimbursement of Company expenses related to the construction, operation and maintenance of a QWEST fiber optic system along approximately 3,500 miles of SP's right-of-way. The agreement with QWEST was amended in August 1996 to, among other things, change the term of the easement and revise the conduit rates of the existing agreement. The amended terms of this agreement were reviewed by an independent appraiser who determined that the rates and other terms of the easement were consistent with similar market transactions and were no less favorable than could be obtained in an arms-length transaction.

  In October and November, 1996, Union Pacific entered into agreements with QWEST to survey, construct and operate a fiber optic telecommunications system on Union Pacific rights-of-way between Alazon (Wells), Nevada and Salt Lake City, Utah. Fees paid or accrued by QWEST pursuant to these agreements totaled $873,115 during 1996.

  In May of 1995, Resources force pooled TAC's interest in a drilling unit which included Resources' Yellow Creek Deep Well in Uinta County, Wyoming. TAC challenged the Wyoming Oil and Gas Conservation Commission's ruling that the unit determination should be on the customary surface calculation basis, rather than on a geologic basis as asserted by TAC. On September 16, 1996, the issue was resolved in Resources' favor before the Wyoming Supreme Court which affirmed the Wyoming Commission's ruling. The Commission retains jurisdiction over this matter.

  During 1996, TAC and certain affiliates shared a total of $51,050 in working interest and overriding royalties paid by Resources on account of production produced and marketed by Resources from various oil and gas wells located in Colorado. Resources also reimbursed TAC in the amount of $18,736 for its share of audit fees and operating expenses incurred in connection with certain oil and gas properties co-owned by TAC and Resources.

  Under a gas purchase agreement effective July 1, 1996, an affiliate of TAC has dedicated to a subsidiary of Resources, all gas produced by the Anschutz Exploration Corporation and Anschutz Colorado Corporation in certain counties and townships in southeast Colorado. The Resources subsidiary will gather, dehydrate and compress the gas prior to transporting it to two non-operated plants in Kansas.

Other Business Relationships

  The Company contracts with Brown Brothers Harriman & Co. (BBH) to manage a portion of the Company's pension funds held in trust, for which BBH received in 1996 approximately $120,000 paid from pension assets. Elbridge T. Gerry, Jr. is a partner of BBH. The Company may continue to use BBH for such services in 1997.

  Judith Richards Hope is a Senior Partner of Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 1996 and 1997.

Indebtedness of Management

  In February 1997, pursuant to the employment contract described in the "Summary Compensation Table" section, the Company conditionally forgave the remaining $400,000 balance of a loan to Jerry R. Davis, the current President and Chief Operating Officer of Union Pacific, in connection with his employment and move to Union Pacific's headquarters in Omaha. The loan, originally in the amount of $600,000, was extended to Mr. Davis in 1995 by Southern Pacific for the purchase of a residence in the Denver area. The interest-free loan was to be forgiven in equal annual amounts over a period of three years beginning March 1, 1996 and concluding March 1, 1998. Pursuant to the terms of his employment contract, if Mr. Davis resigns prior to March 1, 1998, he will be required to repay $200,000 of the loan forgiveness accelerated by his move to Omaha.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Benefits Committee includes the following non-employee directors: Robert P. Bauman, Richard B. Cheney, E. Virgil Conway, William H. Gray, III,

Richard J. Mahoney, Thomas A. Reynolds, Jr., James D. Robinson, III, and Richard D. Simmons.

  Union Pacific and Southern Pacific have consulting agreements with Modjeski & Masters, Inc., providing for that firm to conduct fatigue assessment studies on certain railroad bridges and paid approximately $724,000 to such firm during 1996 for these services. William B. Conway is a brother of E. Virgil Conway and President and owner of a substantial interest in Modjeski & Masters, Inc.

REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee is responsible for administering the executive compensation and stock ownership programs for the Company. The Committee offers the following report on its decisions concerning compensation for 1996.

  The Committee's objective is to develop and oversee total compensation programs which provide competitive annual compensation and the opportunity for above average long-term compensation tied to the creation of shareholder value. The Committee believes that superior performance by the Company's executive and management team is essential to maximizing shareholder value. This performance will be achieved only if the Company is able to attract outstanding talent, motivate its executive team through incentives tied to the creation of shareholder value, and retain and reward its executives through a competitive compensation program.

  The Committee administers a performance-based executive compensation program consisting of two elements, annual compensation and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of predetermined goals which contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

  Total annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, between 20% and 75% of total annual compensation will be at risk. The Committee reviews each executive officer's salary taking into consideration the executive's performance, corporate and operating unit performance, the executive's position and responsibility in the organization, the executive's experience and expertise, salaries for comparable positions at comparable companies, and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company's executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance criteria, total cash compensation for executives including salary and bonus will be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on Page 36 of this Proxy Statement as well as industrial companies of a similar size in different lines of business with which the Company competes for first rate executive talent.

  Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a shareholder-approved formula based on return on equity (ROE) and net income generates funding to a reserve account for payment of incentive awards. The results from continuing operations of the Company must produce a return on average annual shareholder's equity, before accounting changes, of at least 10%. A 10% ROE allows 1.5% of net income to be credited to the reserve fund. An ROE of 12% or greater allows crediting 3% of net income, the maximum amount, to the fund. ROE between 10% and 12% adds, to the base 1.5% credit, .075% of net income for each .1% of ROE over 10%. The Board of Directors may credit to the reserve account all or a portion of the amount produced by this formula. Some portion of the reserve account, based on an assessment of performance as reviewed and approved by the Committee, may then be awarded for the year in the form of executive incentive awards. Individual awards are based on individual, operating unit and corporate performance and vary from executive to executive. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers (generally the four most highly compensated officers other than the Chief Executive Officer). "Covered income" is the greater of net income (excluding certain items) for the year or such net income for the first eleven months of the year. In 1996 a total of $15,637,600 was awarded under the EIP to 138 executives.

Long-Term Compensation

  The Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives which encourage officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the shareholders. The Company's long-term incentives currently include stock options and retention stock awards.

  Stock Options. Stock options are the key element in the Company's long-term compensation program. The magnitude of stock option awards is based on the executive's position, experience and performance without giving particular weight to any one factor. The number of options currently held by an executive was not a factor in any award granted in 1996. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to ten years from the date of grant. To assure that stock awards continue to align executive and shareholder interests, the Company maintains guidelines for executive stock ownership levels and has communicated to executives its expectation that they achieve and maintain a specific minimum amount of stock ownership ranging from one times salary, to three to seven times salary for senior executives. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock 100% of the profit upon exercise of options, net of taxes and cost of exercise.

  Retention Stock. Retention stock grants to executives are awards of shares that are subject to forfeiture if the executive terminates employment before the minimum three-year retention period lapses or, in some cases, if certain performance targets are not met. Awards of retention stock are directed toward retention of executives, incentive for long-term performance and alignment of executive interests with other shareholders of the Company.

  Within the basic framework of the Company's long-term compensation philosophy, in 1996 the Committee implemented a Long Term Performance Plan
(LTPP) for all executives and approximately 350 non-executives responsible for key business results. The LTPP was designed to provide an incentive to participants to increase shareholder value. Participants were awarded a three-year stock option grant at an exercise price of $56.50 vesting pro-rata in January of 1998, 1999 and 2000. In addition, participants received retention stock grants equal to 35% of the number of shares covered by the stock option which vest if the stock price targets and in some cases certain operating unit goals are achieved and continued employment requirements described below are met. Retention shares equal to 15% of the stock option grant are subject to a $72 per share target price for the Company's Common Stock; retention shares equal to 10% of the stock option grant are subject to an $82 target price; and retention shares equal to 10% of the stock option grant are subject to a $92 target price. Price levels must be sustained for 20 consecutive days on or before November 20, 2000 and participants must generally remain employed by the Company through November 20, 2000 in order to receive the shares.

  In lieu of the retention stock awards described above, the four most highly compensated executive officers, excluding the Chief Executive Officer, received a grant of performance options generally equal to 50% of their three-year LTPP option grant. The grant comprises three installments, becoming exercisable on the later of November 20, 1997 and the date Union Pacific achieves the stock price targets of $72, $82 and $92, respectively, for 20 consecutive days prior to November 20, 2000. Any performance option exercised on or before November 20, 2000 will result in the net shares issued being held by the Company and treated as retention shares, subject to forfeiture if the officer does not remain employed by the Company through November 20, 2000. Unless previously forfeited, all performance options will become exercisable on November 20, 2005, regardless of whether targets have been met. See the Options/SAR Grants Table.

  If the target of $72 per share is achieved, shareholder value will have increased an estimated $3.8 billion, if the $82 target is achieved shareholder value will have increased an estimated $6.25 billion and if the $92 target is achieved shareholder value will have increased an estimated $8.7 billion.

CEO Compensation

  In 1996, the Company's most highly compensated officer was Drew Lewis, Chairman and Chief Executive Officer. The Committee reviewed Mr. Lewis' performance for 1996 and approved an annual incentive award for him based on the factors previously outlined with no specific weight given to any factor.

  During 1996 under Mr. Lewis' leadership, the Company completed two of the most significant strategic initiatives in the Company's history. On September 11, 1996, after approval by the Surface Transportation Board, the Company completed its acquisition of Southern Pacific. The merger created the largest railroad in the country, serving 23 states with 36,000 route miles. When fully implemented, the merger is expected to provide

$820 million in annual operating income benefits, over and above the combined results of the two companies. On October 15, 1996, after receiving a favorable ruling from the Internal Revenue Service, the Company completed the Spin-Off of the approximately 83% of Resources owned by the Company in a tax-free distribution to the Company's shareholders. The Spin-Off is anticipated to provide substantial shareholder growth over the long term in both independent companies.

  In addition to the major strategic accomplishments of 1996, the Company achieved $733 million in income from continuing operations, a growth of 18% over 1995. Earnings per share from continuing operations were $3.36, up from $3.01 in 1995.

  The Company's major operating unit, Union Pacific Railroad Company, posted record earnings of $940 million in net income, up 8.4% over 1995 based on solid volume growth and continued cost improvement programs. Union Pacific's operating ratio (excluding Southern Pacific) improved a full percentage point to a record 77.1%. Union Pacific achieved a 12% gain in productivity from 15.5 million gross ton miles per employee (a key measure of railroad productivity) to 17.4 million gross ton miles per employee. Additionally, Union Pacific lowered its number of reportable injuries by 31% from 1995.

  Overnite Transportation Company continued to be faced with significant challenges in 1996 including stiff competition and Teamsters' organizing efforts. Overnite reported a net loss of $23 million before goodwill in 1996, but began many initiatives which started to take hold in the fourth quarter. Overnite initiated an aggressive pricing strategy targeting those large accounts which provide unacceptable margins and implemented quality improvement initiatives expected to provide significant savings. On-time service improved from 90% to 95%.

  Prior to the Spin-Off, Resources generated $171 million in net income for the Company in 1996. Resources had a record level of production for the year at 287 thousands of barrels of oil equivalent per day, up 8% over 1995. For the fifth consecutive year Resources was the most active driller in the industry. Cash from operations continued to grow at a rate of 35% as measured by earnings before interest, taxes, depreciation and exploration (EBITDAX), adjusted for the 1995 Columbia Gas settlement.

  Mr. Lewis retired as Chairman and CEO effective January 1, 1997 in accordance with the Company's policy. During his tenure with the Company, he re-directed its strategy from a widely-diversified holding company to a core transportation services business, increasing shareholder value in excess of $14 billion. He provided the Company with a solid foundation to grow its current business and to take advantage of future transportation growth. At the time of his leaving he set the stage for a smooth transition of leadership.

  As a result of Mr. Lewis' contributions, he has been awarded payments as reflected in the Summary Compensation Table, including $4,000,000 in recognition of the successful merger with Southern Pacific and other strategic initiatives accomplished under his leadership.

  In order to continue to have access to Mr. Lewis' advice and counsel with respect to government affairs, strategic matters and other matters, the Company has entered into a five-year consulting arrangement with Mr. Lewis, providing an annual retainer of $750,000. Details of the consulting arrangement are described in the "Summary Compensation Table" section.

                                  The Compensation and Benefits Committee

                                          E. Virgil Conway, Chairman
                                          Robert P. Bauman
                                          Richard B. Cheney
                                          William H. Gray, III
                                          Richard J. Mahoney
                                          Thomas A. Reynolds, Jr.
                                          James D. Robinson, III
                                          Richard D. Simmons

SUMMARY COMPENSATION TABLE

  The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                               LONG-TERM COMPENSATION
                                                             ---------------------------
                                ANNUAL COMPENSATION                AWARDS        PAYOUTS
                  ---------------------------------------------------------------------------------
                                                     OTHER
                                                    ANNUAL   RESTRICTED                  ALL OTHER
       NAME AND                                     COMPEN-    STOCK    OPTIONS/  LTIP    COMPEN-
  PRINCIPAL POSITION    YEAR   SALARY    BONUS(A)  SATION(B) AWARDS(C)  SARS(D)  PAYOUTS SATION(E)
---------------------------------------------------------------------------------------------------
Drew Lewis              1996 $1,000,000 $2,000,000 $131,449  $        0       0    $ 0   $4,065,440
 Chairman and           1995    910,000  1,650,000  129,887           0       0      0       69,614
 CEO                    1994    880,000  1,500,000  162,578           0 969,647      0      135,816
Richard K. Davidson     1996    700,000  1,075,000   87,984      79,100 843,500      0       35,492
 President and COO;     1995    625,000    900,000   64,234           0 130,283      0       30,291
 Chairman and CEO       1994    537,450    800,000   82,640   1,895,000 250,895      0       27,089
 of Union Pacific
Jerry R. Davis          1996    600,000    560,000        0           0 270,000      0      204,500
 President and COO      1995    488,889    840,000        0           0       0      0      162,096
 of Union Pacific(f)
L. White Matthews, III  1996    430,000    721,000    4,766           0 270,000      0       19,000
 Executive Vice         1995    415,000    627,000    6,870           0       0      0       18,283
 President--Finance     1994    400,000    560,000   13,396   1,895,000 223,017      0       17,104
Carl W. von Bernuth     1996    345,000    612,000      150           0 202,500      0       16,480
 Senior Vice President  1995    330,000    532,000    5,457           0       0      0       15,148
 and General Counsel    1994    292,500    475,000    3,073           0 167,263      0       12,500

---------
(a) For 1996 and 1995, $460,000 and $330,000, respectively, of Mr. Lewis' EIP award was paid by Resources.

(b) Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest on deferred compensation and certain personal benefits, including the following: for Mr. Lewis in 1996, 1995 and 1994--use of corporate transportation $28,922, $51,840, and $30,309, respectively, and tax and financial counseling services $32,875, $28,667 and $32,839, respectively; and for Mr. Davidson in 1996, 1995 and 1994--use of corporate transportation $42,269, $27,488 and $34,348, respectively, and tax and financial counseling services $35,865, $26,736 and $24,450, respectively. Other Annual Compensation below disclosure thresholds has been omitted.

(c) Aggregate restricted stock holdings and the value thereof as of December 31, 1996: Mr. Davidson, 105,500 shares, $6,343,188 and Mr. Matthews,
    104,100 shares, $6,259,013. 104,100 of Mr. Davidson's shares and all of Mr. Matthews' shares are succession related grants. Dividends on the succession related grants accumulate but will not be paid to the individuals until the lapse of the restricted periods and will be subject to forfeiture if service requirements are not met. Dividends on the remainder of Mr. Davidson's shares will be paid at the same rate and time as dividends on all other shares of Common Stock. The share amounts were adjusted to reflect the Resources spin-off in October 1996.

(d) Amounts for 1996 represent three-year grants awarded in November 1996. For a description of these grants, see "Report on Executive Compensation-Long Term Compensation". Share amounts for 1995 and 1994 were adjusted to reflect the Resources spin-off in October 1996.

(e) All Other Compensation consists of Company-matched thrift plan contributions (Mr. Lewis $30,000, Mr. Davidson $21,000, Mr. Davis $4,500, Mr. Matthews $12,900 and Mr. von Bernuth $10,350 in 1996), life insurance premiums or payments in lieu thereof in 1996 (Mr. Lewis $35,440, Mr. Davidson $14,492, Mr. Matthews $6,100 and Mr. von Bernuth $6,130), for Mr. Lewis a Performance Award ($4,000,000) in recognition of the successful merger with Southern Pacific and other strategic initiatives accomplished under Mr. Lewis' leadership and for Mr. Davis a portion of a home purchase loan forgiven by Southern Pacific in 1996 ($200,000) in accordance with his employment contract.

(f) Mr. Davis served as President and CEO of Southern Pacific in 1995 and in 1996 through September 11, and as President, Southern Pacific Rail Operations of Union Pacific from September 12, 1996 until November 6, 1996.
---------

  Mr. Lewis retired as Chairman and Chief Executive Officer effective January 1, 1997. The Company has entered into a 5-year consulting contract with Mr. Lewis under which he agrees to provide consulting services, not to exceed 120 hours in any 3-month period, relating to governmental affairs, strategic matters and such other matters on which his advice may be requested. The Company has agreed to an annual retainer with Mr. Lewis of $750,000 for such services. In the event of the death of Mr. Lewis, any remaining amounts under the contract will become payable. Mr. Lewis has agreed that he will not be involved, directly or indirectly, with any business of the same type and character as the business of the Company during the term of the consulting contract and for one year after its termination.

  The Company has assumed and amended an employment contract between Mr. Davis and Southern Pacific providing certain terms for his employment through March 1, 1998, including an annual salary of $600,000. If Mr. Davis' employment is terminated other than for cause (as defined in the employment contract), he will be entitled to a severance payment in an amount based on the date of such termination: if prior to September 11, 1997, $1,600,000; if between September 11, 1997 and March 1, 1998, $1,000,000; and if after March 1, 1998, no severance payment. Mr. Davis has agreed not to engage in any business if such business competes with the Company for a period of three years after his termination of employment for cause or by resignation. The employment contract also provides for certain loan arrangements described in "Certain Relationships and Related Transactions-Indebtedness of Management".

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the direct beneficial ownership of the Company's Common Stock as of February 12, 1997 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                          NUMBER OF
                                            SHARES
                                         BENEFICIALLY                             PERCENT OF
            NAME                          OWNED (A)                                 CLASS
            ----                         ------------                             ----------
   Drew Lewis                              100,000                                  0.04%
   Richard K. Davidson                     616,711                                  0.25%
   Jerry R. Davis                            8,101                                  0.003%
   L. White Matthews, III                  447,380                                  0.18%
   Carl W. von Bernuth                     267,438                                  0.11%

---------
(a) Included in the number of shares beneficially owned by Messrs. Davidson, Matthews and von Bernuth are 458,485, 287,010 and 232,585 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Also included in the number of shares owned by Messrs. Davidson and Matthews are 105,500 and 104,100 restricted shares, respectively, awarded under the 1993 Stock Option and Retention Stock Plan.

OPTION/SAR GRANTS TABLE

  The following table sets forth information concerning individual grants of stock options during 1996 to the Company's Chief Executive Officer and the other four most highly compensated executive officers. Stock appreciation rights were not granted in 1996.

                                             INDIVIDUAL GRANTS
                        -----------------------------------------------------------
                        NUMBER OF SECURI- % OF TOTAL
                         TIES UNDERLYING   OPTIONS/
                            OPTIONS/         SARS    EXERCISE            GRANT DATE
                              SARS        GRANTED TO OR BASE  EXPIRATION  PRESENT
   NAME                    GRANTED(A)     EMPLOYEES   PRICE      DATE     VALUE(B)
   ----                 ----------------- ---------- -------- ---------- ----------
Drew Lewis                       -0-            0%       --          --         --
Richard K. Davidson          468,500(c)      8.40%    $56.50  11/20/2006 $5,092,600
                             187,500(d)      3.36%     56.50  11/20/2006  2,038,100
                             187,500(e)      3.36%     56.50  11/20/2006  2,038,100
Jerry R. Davis               150,000(c)      2.69%     56.50  11/20/2006  1,630,500
                              60,000(d)      1.08%     56.50  11/20/2006    652,200
                              60,000(e)      1.08%     56.50  11/20/2006    652,200
L. White Matthews, III       150,000(c)      2.69%     56.50  11/20/2006  1,630,500
                              60,000(d)      1.08%     56.50  11/20/2006    652,200
                              60,000(e)      1.08%     56.50  11/20/2006    652,200
Carl W. von Bernuth          112,500(c)      2.02%     56.50  11/20/2006  1,222,900
                              45,000(d)      0.81%     56.50  11/20/2006    489,200
                              45,000(e)      0.81%     56.50  11/20/2006    489,200

---------
(a) 1,700 shares of the options granted to each executive in each grant were in the form of an incentive stock option and the balance in the form of a non-qualified option.
(b) Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 21.06%; expected dividend yield, 3.04%; expected option term, 4 years; and risk-free rate of return, 6.14%.
(c) 40% of these options become exercisable on January 1, 1998; 26% become exercisable on the later of November 20, 1997 and the attainment of a Company Common Stock price of $72 per share for 20 consecutive days; 17% become exercisable on the later of November 20, 1997 and the attainment of a Company Common Stock price of $82 per share for 20 consecutive days; and 17% become exercisable the later of November 20, 1997 and the attainment of a Company Common Stock price of $92 per share for 20 consecutive days. In any event, all options become exercisable on November 20, 2005, unless previously forfeited. Shares representing the net gain on options subject to price targets that are exercised on or prior to November 20, 2000 are treated as restricted shares, vesting of which is subject to continuing employment by the Company through November 20, 2000, subject to certain exceptions.
(d) These options become exercisable on January 1, 1999.
(e) These options become exercisable on January 1, 2000.
---------

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

    The following table sets forth individual exercises of stock options during 1996 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                   NUMBER OF
                                                  SECURITIES
                                                  UNDERLYING       VALUE OF
                                                  UNEXERCISED    IN-THE-MONEY
                                                OPTIONS/SARS AT OPTIONS/SARS AT
                                                   YEAR-END        YEAR-END
                          SHARES                --------------- ---------------
                        ACQUIRED ON    VALUE     EXERCISABLE/    EXERCISABLE/
  NAME                   EXERCISE    REALIZED    UNEXERCISABLE   UNEXERCISABLE
  ----                  ----------- ----------- --------------- ---------------
Drew Lewis                696,732   $14,320,199         -0-       $       -0-
                                                    173,459         5,078,012
Richard K. Davidson           -0-           -0-     458,485        12,037,285
                                                    992,277         7,127,908
Jerry R. Davis                -0-           -0-         -0-               -0-
                                                    270,000         1,181,250
L. White Matthews, III     44,472     1,343,799     287,010         7,487,600
                                                    344,343         3,357,641
Carl W. von Bernuth         5,948       180,031     232,585         6,374,154
                                                    258,258         2,518,253

DEFINED BENEFIT PLANS

  Pensions for non-agreement employees of the Company, Union Pacific and Union Pacific Technologies are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (UP Basic Plan), the Southern Pacific Rail Corporation Pension Plan (SP Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (UP Supplemental Plan). The amount of the annual pension benefit from all UP Plan sources is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three cash incentive payments within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings). Regular compensation for this purpose is the aggregate amount reflected in the salary and bonus columns of the Summary Compensation Table.

  Mr. Davis is currently accruing service in the SP Basic Plan. It is the Company's intention to cease service accruals under the SP Basic Plan on December 31, 1997. Employees earning service under that plan will begin to accrue service in the UP Basic Plan on January 1, 1998. The Benefit payable after 1997 will be the greater of the SP Basic Plan benefit as of December 31, 1997 and the UP Basic Plan benefit calculated as of the actual retirement date and considering SP and Union Pacific accrued service. Mr. Davis has 2 years of credited service in the SP Basic Plan.

  The UP Supplemental Plan is an unfunded non-contributory plan which provides, unlike the UP and SP Basic Plans, for the grant of additional years of employment and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Internal Revenue Code of 1986, as amended (the Code), and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Lewis, Davidson, Davis, Matthews and von Bernuth have accrued benefits under the UP Supplemental Plan.

  The credited years of service for each of the five individuals named in the Summary Compensation Table under all of the Plans mentioned above are as follows: Mr. Lewis 30, Mr. Davidson 36, Mr. Davis 34, Mr. Matthews 20 and Mr. von Bernuth 17.

  The Company has purchased annuities to satisfy certain unfunded obligations under the UP Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the UP Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the UP Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the UP Supplemental Plan if the annuity had not been purchased.

  The estimated annual benefits payable under the UP Basic Plan and UP Supplemental Plan at normal retirement at age 65 based upon final average earnings and years of employment is illustrated in the following table:

                                      PENSION PLAN TABLE
  FINAL     -----------------------------------------------------------------------
 AVERAGE    15 YEARS OF 20 YEARS OF 25 YEARS OF 30 YEARS OF 35 YEARS OF 40 YEARS OF
 EARNINGS   EMPLOYMENT  EMPLOYMENT  EMPLOYMENT  EMPLOYMENT  EMPLOYMENT  EMPLOYMENT
----------  ---------- ----------- ----------- ----------- ----------- ------------
$  800,000   $197,700   $263,600    $ 329,500   $ 395,320   $ 434,540   $ 473,760
 1,000,000    247,710    330,280      412,850     495,320     544,540     593,760
 1,200,000    297,720    396,960      496,200     595,320     654,540     713,760
 1,400,000    347,730    463,640      579,550     695,320     764,540     833,760
 1,600,000    397,740    530,320      662,900     795,320     874,540     953,760
 1,800,000    447,750    597,000      746,250     895,320     984,540   1,073,760
 2,000,000    497,760    663,680      829,600     995,320   1,094,540   1,193,760
 2,200,000    547,770    730,360      912,950   1,095,320   1,204,540   1,313,760
 2,400,000    597,780    797,040      996,300   1,195,320   1,314,540   1,433,760
 2,600,000    647,790    863,720    1,079,650   1,295,320   1,424,540   1,553,760
 2,800,000    697,800    930,400    1,163,000   1,395,320   1,534,540   1,673,760
 3,000,000    747,810    997,080    1,246,350   1,495,320   1,644,540   1,793,760

  The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with a 50% surviving spouse's benefit and reflect offsets for Social Security. The benefits would be somewhat lower if applicable Railroad Retirement offsets are considered.

FIVE-YEAR PERFORMANCE COMPARISON

  The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising CSX Corporation, Norfolk Southern Corporation,

Burlington Northern, Inc. (BNI), Santa Fe Pacific Corporation (SFP) (after September 1995, BNI and SFP were merged to form Burlington Northern Santa Fe Corporation). In addition, until the Third Quarter of 1996, when the Company's oil, gas and mineral operations were spun off, the peer group also included the following companies: Burlington Resources, Inc., El Paso Natural Gas Co., Santa Fe Energy Resources, Inc., Santa Fe Pacific Gold Corporation, and Catellus Development Corp. (the former real estate development subsidiary of Santa Fe). The Union Pacific Resources spin-off was treated as a cash dividend reinvested in Company Common Stock. For 1996, the cumulative total shareholder return for the Company, assuming reinvestment of dividends, was 38.4%, while returns for the S&P 500 Stock Index and the peer group were 22.9% and 11.6%, respectively.

                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                         UPC, S&P 500 AND PEER GROUP
================================================================================

                           [LINE GRAPH APPEARS HERE]

                12/91   12/92   12/93   12/94   12/95   12/96
UNP     =.=     100.0   116.1   127.5    95.3   142.6   197.3
S&P 500 -.-     100.0   107.6   118.4   120.0   165.0   202.8
PEERS   -X-     100.0   111.8   141.4   123.2   169.3   188.9

                (2) RATIFICATION OF APPOINTMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 1997 subject to ratification by shareholders. The appointment of Deloitte & Touche LLP continues a relationship that began in 1969.

  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL 2.

                                OTHER BUSINESS

  The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                               J. L. SWANTAK
                                               Vice President and Secretary

   ANY SECURITY HOLDER WISHING TO RECEIVE, WITHOUT CHARGE, A COPY OF UNION PACIFIC'S 1996 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE COMPANY'S REPORT, "COMMITMENT TO WORKPLACE DIVERSITY", SHOULD WRITE TO SECRETARY, UNION PACIFIC CORPORATION, MARTIN TOWER, EIGHTH AND EATON AVENUES, BETHLEHEM, PA 18018.

               [LOGO OF PRINTED ON RECYCLED PAPER APPEARS HERE]

[LOGO OF UNION PACIFIC                            PROXY
       APPEARS HERE]                 SOLICITED BY BOARD OF DIRECTORS
                                      ANNUAL MEETING April 18, 1997
                                           SALT LAKE CITY, UTAH

The undersigned hereby appoints RICHARD K. DAVIDSON and JUDY L. SWANTAK, and each of them, as Proxy, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 18, 1997 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors and FOR proposal 2. The Board of Directors recommends a vote FOR all nominees in the election of Directors and FOR proposal 2.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)





                           UNION PACIFIC CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.___


The Board of Directors recommends a vote FOR all nominees in the election of Directors and FOR proposal 2.

1. Election of Directors--
                                                                  For   Withhold   For All
   Nominees:  P.F. Anschutz, S.F. Eccles, W.H. Gray, III.         All      All     Except
   J.R. Hope, J.R. Meyer, R.D. Simmons
                                                                  ---      ---       ---


-------------------------------------------------
(Except nominee(s) written above.)

                                                   For         Against       Abstain
2. Ratify appointment of Deloitte & Touche LLP
   as independent auditors                         ---           ---           ---


                        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.


                        Dated:                          , 1997
                              --------------------------

                        Signature(s)
                                    --------------------------

                        --------------------------------------
                        Please sign exactly as name appears. Joint
                        owners should sign personally. Where
                        applicable, indicate your official position or
                        representative capacity.

[LOGO OF UNION PACIFIC                      CONFIDENTIAL VOTING INSTRUCTIONS FOR
 CORPORATION APPEARS HERE]                  ANNUAL MEETING APRIL 18, 1997

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 12, 1997, under one or more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the Annual Meeting of Shareholders to be held on April 18, 1997, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the Meeting. This card when property executed will be voted in the manner described herein. If no direction is made, the shares allocated to your account will be voted FOR all nominees in the election of Directors and FOR proposal 2. If you do not return your card, the shares allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted. If you have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, you may contact Harris Trust & Savings Bank at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan (UPTP)                            Union Pacific Corporation Thrift Plan PAYSOP (UPSP)
Union Pacific Resources Group Inc. Employees' Thrift Plan (RSTP)        Union Pacific Corporation Employee Stock Ownership Plan
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (UPAT)     (TRASOP) (USOP)
Union Pacific Fruit Express Company Agreement Employee 401(k)
  Retirement Thrift Plan (UPFE)
Union Pacific Motor Freight Company Employee 401(k) Retirement Thrift
  Plan (UPMF)
Skyway Retirement Savings Plan (SRSP)
Southern Pacific Rail Corporation Thrift Plan (SPTP)
Chicago and North Western Railway PS and Retirement Savings Program (CNWP)             (Continued and to be signed on reverse side.)
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                           UNION PACIFIC CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ____


The Union Pacific Corporation Board of Directors recommends a vote FOR all nominees in the election of Directors and FOR proposal 2.

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
                                                                                                              For  Against Abstain
1. Election of Directors--                                      2. Ratify appointment of Deloitte & Touche LLP ___    ___     ___
                                                                   as independent auditors.
Nominees P.F. Anzchutz, S. F. Eccles,   For  Withhold  For All
W.H. Gray. III. J.R. Hope, J.R. Meyer,  All     All    Except
R.D. Simmons                            ___     ___      ___

                                                                                    The undersigned acknowledges receipt of the
----------------------------------------                                            Notice of Annual Meeting of Shareholders and of
(Except nominee(s) written above.)                                                  the Proxy Statement.


                                                                                                 Dated:________________________ 1997

                                                                                                 Signature:_________________________

                                                                                                 -----------------------------------
                                                                                                 Please sign exactly as name appears
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